Exhibit 5.1

Mauritius Office

7th Floor Happy World House

37, Sir William Newton Street

Port Louis

Republic of Mauritius

Tel +230 203 4300

applebyglobal.com

Email mmoller@applebyglobal.com mkoomar@applebyglobal.com
Azure Power Global Limited 1st Floor, The Exchange 18 Cybercity Ebene Mauritius	Direct Dial +230 203 4301
Tel +230 203 4300
Fax +230 210 8792
Your Ref
Appleby Ref 429640.0014

10 October 2018

Dear Sirs

INTRODUCTION

This opinion as to Mauritius law is addressed to you in connection with the sale to several underwriters (the “Underwriters”) by Azure Power Global Limited, a public company limited by shares incorporated under the laws of Mauritius (the “Company”), of 14,800,000 equity shares (the “Shares”) of par value USD0.000625 per equity share, pursuant to the Company’s prospectus supplement dated 4 October 2018 (the “Prospectus Supplement”) as amended or supplemented, the prospectus dated 10 September 2018, which is part of registration statements (the “Registration Statements”) on Form F-3 (the “Prospectus”) filed with the U.S. Securities and Exchange Commission, Washington D.C 20549 under the U.S. Securities Act of 1933, as amended (the “Securities Act”), on 31 August 2018 (File No. 333-227164) and 20 December 2017 (File No. 333-222171), and an underwriting agreement dated 4 October 2018 between the representatives of the several Underwriters and the Company (the “Underwriting Agreement”). This letter is being delivered to you pursuant to section 8(d) of the Underwriting Agreement. We are acting as the Company’s counsel.

OUR REVIEW

For the purposes of giving this opinion we have examined and relied upon the documents listed in Part 1 of Schedule 1 (the “Documents”).

For the purposes of giving this opinion we also have carried out the Company Search described in Part 2 of Schedule 1.

We have not made any other enquiries concerning the Company and in particular we have not investigated or verified any matter of fact or opinion (whether set out in any of the Documents or elsewhere) other than as expressly stated in this opinion.

Unless otherwise defined herein, capitalised terms have the meanings assigned to them in Schedule 1.

LIMITATIONS

Our opinion is limited to, and should be construed in accordance with, the laws of Mauritius at the date of this opinion. We express no opinion on the laws of any other jurisdiction.

This opinion is strictly limited to the matters stated in it and does not extend to, and is not to be extended by implication, to any other matters. We express no opinion as to the accuracy or correctness of the number of shares issued by the Company or any financial data or figures provided in the Prospectus or the Prospectus Supplement. We express no opinion on the commercial implications of the Documents or whether they give effect to the commercial intentions of the parties.

This opinion is issued solely for the purposes of filing related exhibits to the Registration Statements and the offering of the Shares by the Company and is not to be relied upon in respect of any other matter. We consent to the filing of this opinion as an exhibit to the Registration Statements and to the references to our firm under the heading “Legal Matters” in the Prospectus Supplement, the Prospectus and elsewhere in the Registration Statement.

ASSUMPTIONS AND RESERVATIONS

We give the following opinions on the basis of the assumptions set out in Schedule 2 (Assumptions), which we have not verified, and subject to the reservations set out in Schedule 3 (Reservations).

OPINIONS

1.

The Company is a global licence company incorporated with limited liability and existing under the laws of Mauritius and is a separate legal entity. The Company is in good standing with the Registrar of Companies.

2.	The Company is a holder of a category 1 licence issued by the Financial Services Commission of Mauritius.

3.	The Company has the requisite capacity and power to enter into, execute and deliver the Underwriting Agreement to which it is a party and to perform its obligations under them.

4.	The Company has taken all necessary corporate action to authorise the execution and delivery of the Underwriting Agreement and the sale of the Shares pursuant to the Underwriting Agreement.

Bermuda  ◾  British Virgin Islands  ◾  Cayman Islands  ◾  Guernsey  ◾  Hong Kong  ◾  Isle of Man  ◾  Jersey  ◾  London  ◾  Mauritius  ◾  Seychelles  ◾  Shanghai  ◾  Zurich

5.

The Shares to be issued and sold by the Company to the Underwriters under the Underwriting Agreement have been duly authorized and, upon payment and delivery in accordance with the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

Yours faithfully

/s/ Appleby

Bermuda  ◾  British Virgin Islands  ◾  Cayman Islands  ◾  Guernsey  ◾  Hong Kong  ◾  Isle of Man  ◾  Jersey  ◾  London  ◾  Mauritius  ◾  Seychelles  ◾  Shanghai  ◾  Zurich

SCHEDULE 1

Part 1

The Documents

1.	A scanned copy of the Underwriting Agreement.

2.	A scanned copy of the Prospectus and the Prospectus Supplement.

3.	A copy of the certificate of incorporation of the Company dated 2 February 2015.

4.	A copy of the constitution of the Company dated 17 October 2016.

5.

A copy of the Global Business Licence bearing the name of the Company dated 2 February 2015 and a copy of the receipt issued by the Financial Services Commission of Mauritius to confirm that the Company has paid its annual fees for the renewal of the Global Business Licence for the period July 2018 to June 2019.

Items 1 -3 inclusive collectively referred to as the Constitutional Documents.

6.	A copy of the Certificate of Current Standing issued by the Registrar of Companies in respect of the Company.

7.

A copy of the written resolutions of the board of directors dated 19 December 2017, a copy of the extract of the minutes of the board meeting held on 6 August 2018, a copy of the written resolutions of the board of directors dated 2 October 2018 and a copy of the minutes of the shareholder meeting held on 31 August 2018 (the Resolutions).

8.	A copy of the list of the top holders of the Company.

9.	A copy of the Register of Directors.

10.	A copy of the Certificate of Incumbency dated 24 August 2018 issued by the company secretary of the Company in respect of the Company.

11.	A copy of the results of the Company Search.

12.	A copy of the certificates issued by a director of the Company dated 19 December 2017 and 31 August 2018 respectively (the Director Certificates).

Bermuda  ◾  British Virgin Islands  ◾  Cayman Islands  ◾  Guernsey  ◾  Hong Kong  ◾  Isle of Man  ◾  Jersey  ◾  London  ◾  Mauritius  ◾  Seychelles  ◾  Shanghai  ◾  Zurich

Part 2

Searches

1.

A search of the entries and filings shown in respect of the Company on the file of the Company maintained in the Register of Companies at the office of the Registrar of Companies in Port Louis, Mauritius as revealed by a search conducted on 1 October 2018 (Company Search).

Bermuda  ◾  British Virgin Islands  ◾  Cayman Islands  ◾  Guernsey  ◾  Hong Kong  ◾  Isle of Man  ◾  Jersey  ◾  London  ◾  Mauritius  ◾  Seychelles  ◾  Shanghai  ◾  Zurich

SCHEDULE 2

Assumptions

We have assumed:

1.	that

(i)	the originals of all documents examined in connection with this opinion are authentic and complete;

(ii)	the authenticity, completeness and conformity to original documents of all documents submitted to us as copies; and

(iii)	that each of the documents received by electronic means is complete, intact and in conformity with the transmission as sent;

2.	that there has been no change to the information contained in the Constitutional Documents;

3.

that the signatures and seals on all documents and certificates submitted to us as originals or copies of executed originals are genuine and authentic, and the signatures on all documents executed by the Company are the signatures of the persons authorised to execute the documents by the Company;

4.

that where incomplete documents, drafts or signature pages only have been supplied to us for the purposes of issuing this opinion, that the original documents have been completed and correspond in all material respects with the last version of the relevant documents examined by us prior to giving our opinion;

5.	that the Documents do not differ in any material respects from any drafts of the same which we have examined and upon which this opinion is based;

6.

that each of the parties (other than the Company under Mauritius law) is incorporated and in good standing (where such concept is legally relevant) under the laws which govern its capacity and has the capacity, power and authority, has fulfilled all internal authorisation procedures and completed all applicable filings and formalities, and has obtained all authorisations, approvals, consents, licences and exemptions required under the laws of any relevant jurisdiction to execute, deliver and perform its respective obligations under the Documents and the transactions contemplated thereby and has taken all necessary corporate and other action required and completed all applicable formalities required to authorise the execution of the Documents and the performance of its obligations under them;

7.	the due execution and delivery of the Documents by each of the parties thereto (other than the Company under Mauritius law);

Bermuda  ◾  British Virgin Islands  ◾  Cayman Islands  ◾  Guernsey  ◾  Hong Kong  ◾  Isle of Man  ◾  Jersey  ◾  London  ◾  Mauritius  ◾  Seychelles  ◾  Shanghai  ◾  Zurich

8.	that each of the Documents is in the proper legal form to be admissible in evidence and enforced in the courts of the foreign jurisdiction by which they are governed;

9.

the Documents constitute, or when executed will constitute, legal, valid, binding and enforceable obligations of all parties thereto (other than for the Company under Mauritius law) in accordance with their governing law;

10.	that each party to which the Company purportedly delivered the Documents has actually received and accepted delivery of such Documents;

11.

that the obligations of all parties to the Documents are or will be recognised as legal, valid, binding and enforceable obligations of all parties to the Documents under all relevant laws (other than Mauritius) to which they are subject and that the choice of laws as the governing law of the Documents has been made in good faith and is valid and binding under the laws of all relevant jurisdictions (other than Mauritius);

12.

that, insofar as any obligation under the Documents is to be performed in any jurisdiction outside of Mauritius, its performance will be legal and effective in accordance with the law of any jurisdiction to which they are subject or in which they are respectively constituted and established;

13.

that no party to the Documents by having entered into and performing the transactions contemplated by the Documents will be in breach of any other agreement, deed, trust deed or licence to which it is a party or by which it is bound;

14.

the truth, accuracy and completeness of all representations and warranties or statements of fact or law (other than as to the laws of Mauritius and those matters upon which we have expressly opined) made in the Documents and any correspondence submitted to us;

15.

the accuracy, completeness and currency of the records and filing systems maintained at the public offices where we have searched or enquired or have caused searches or enquiries to be conducted, that such search and enquiry did not fail to disclose any information which had been filed with or delivered to the relevant body but had not been processed at the time when the search was conducted and the enquiries were made, and that the information disclosed by the Company Search is accurate and complete in all respect and such information has not been materially altered since the date and time thereof;

16.	that each transaction to be entered into pursuant to the Documents is entered into in good faith and for full value and will not have the effect of fraudulently preferring one creditor over another;

Bermuda  ◾  British Virgin Islands  ◾  Cayman Islands  ◾  Guernsey  ◾  Hong Kong  ◾  Isle of Man  ◾  Jersey  ◾  London  ◾  Mauritius  ◾  Seychelles  ◾  Shanghai  ◾  Zurich

17.	that

(i)	the Documents are in the form of the documents approved in the Resolutions,

(ii)

any meetings at which Resolutions were passed were duly convened and had a constituted quorum present and voting throughout and any unanimous resolutions passed in writing were adopted in accordance with the law and the Constitutional Documents,

(iii)	all interests of the directors on the subject matter of the Resolutions, if any, were declared and disclosed in accordance with the law and Constitutional Documents,

(iv)	the Resolutions and any Power of Attorney have not been revoked, amended or superseded, in whole or in part, and remain in full force and effect at the date of this opinion, and

(v)

the Directors of the Company have concluded that the entry by the Company into the Documents and such other documents approved by the Resolutions and the transactions contemplated thereby are bone fide in the best interests of the Company;

18.

that the Certificate of Incumbency accurately reflects the names of all Directors and Officers of the Company as at the date the Resolutions were passed or adopted, the date the Documents were executed and as at the date hereof;

19.

that there is no matter affecting the authority of the Directors to effect entry by the Company into the Documents including breach of duty, lack of good faith, not disclosed by the Constitutional Documents or the Resolutions, which would have any adverse implications in relation to the opinions expressed in this opinion;

20.

that the Company has entered into its obligations under the Documents in good faith for the purpose of carrying on its business and that, at the time it did so, there were reasonable grounds for believing that the transactions contemplated by the Documents would benefit the Company;

21.

that the entry into the Documents and carrying out each of the transactions referred to therein will not conflict with or breach any applicable economic, anti-money laundering, anti-terrorist financing or other sanctions;

22.

that no resolution to voluntarily wind up the Company has been adopted by the members and no event of a type which is specified in the Constitutional Documents as giving rise to the winding up of the Company (if any) has in fact occurred; and

Bermuda  ◾  British Virgin Islands  ◾  Cayman Islands  ◾  Guernsey  ◾  Hong Kong  ◾  Isle of Man  ◾  Jersey  ◾  London  ◾  Mauritius  ◾  Seychelles  ◾  Shanghai  ◾  Zurich

23.

that there are no matters of fact or law (excluding matters of Mauritius law) affecting the enforceability of the Documents that have arisen since the execution of the Documents which would affect the opinions expressed herein.

Bermuda  ◾  British Virgin Islands  ◾  Cayman Islands  ◾  Guernsey  ◾  Hong Kong  ◾  Isle of Man  ◾  Jersey  ◾  London  ◾  Mauritius  ◾  Seychelles  ◾  Shanghai  ◾  Zurich

Reservations

Our opinion is subject to the following:

1.

Enforcement: there is a way of ensuring that each party performs an agreement or that there are remedies available for breach. Notwithstanding that the obligations established by the Documents are obligations which courts of Mauritius would generally enforce, they may not necessarily be capable of enforcement in all circumstances in accordance with their terms. In particular, but without limitation:

(i)

enforcement and priority may be limited by laws relating to bankruptcy, insolvency, reorganisation, liquidation, court schemes, schemes of arrangements, moratoriums or other laws of general application relating to, or affecting the rights of, creditors generally;

(ii)

enforcement may be limited by the principles of unjust enrichment or by general principles of equity (for example equitable remedies such as the grant of an injunction or an order for specific performance may not be available where liquidated damages are considered an adequate remedy);

(iii)	claims may become barred by prescription or may be or become subject to defences of set-off, counterclaim, estoppel and similar defences;

(iv)

obligations to be performed outside Mauritius may not be enforceable in Mauritius to the extent that performance would be illegal or contrary to public policy under the laws of that foreign jurisdiction;

(v)	enforcement may be limited to the extent that matters which we have expressly assumed in this opinion will be done, have not been done;

(vi)	the enforcement of the obligations of the parties to the Documents may be limited by the law applicable to obligations held to have been frustrated by events happening after their execution;

(vii)	enforcement of obligations may be invalidated by reason of fraud, duress, misrepresentation or undue influence;

(viii)

where the performance of payment obligations is contrary to the exchange control regulations of any country in whose currency such amounts are payable, such obligations may not be enforceable in Mauritius;

Bermuda  ◾  British Virgin Islands  ◾  Cayman Islands  ◾  Guernsey  ◾  Hong Kong  ◾  Isle of Man  ◾  Jersey  ◾  London  ◾  Mauritius  ◾  Seychelles  ◾  Shanghai  ◾  Zurich

(ix)	any agreement that the Company will not exercise the powers reserved for exercise by the shareholders of the Company may constitute an unlawful fetter on those reserved powers;

(x)	matters of procedure on enforcement of the Documents and forum conveniens will be governed by and determined in accordance with the lex fori.

2.

Waiver of provisions of law: We express no opinion as the enforceability of any present or future waiver of any provision of law (whether substantive or procedural) or of any right or remedy which might otherwise be available presently or in the future under the Documents.

3.

Penalties: Any provision as to the payment of additional money consequent on the breach of any provision of a Document by any person expressed to be a party to it, whether expressed by way of penalty, additional or default interest, liquidated damages or otherwise, may be unenforceable if it could be established that such additional payment constitutes a penalty rather than a compensatory amount.

4.

Severability: Severability provisions contained in the Documents may not be binding and the question of whether or not provisions may be severed would be determined by the Mauritius courts at their discretion, having regard to such matters as whether a particular severance would accord with public policy or involve the courts in making a new contract for the parties.

5.

Determination: Notwithstanding the provisions of the Documents, a determination, designation, calculation or certificate of any party to the Documents, as to any matter provided for in such Documents might, in certain circumstances, be held in the Mauritius courts not to be final, conclusive or binding (for example, if it could be shown to have been fraudulent or erroneous on its face, manifestly inaccurate, made on an unreasonable or arbitrary basis or not to have been reached in good faith) and the Documents will not necessarily escape judicial enquiry into the merit of any claim by any party in that respect.

6.

Discretion: Where a party to the Documents is vested with a discretion or may determine a matter in its opinion or is given the right to determine a conclusive calculation or determination, the Mauritius courts, if called upon to consider the question, may require that such discretion be exercised reasonably or that such opinion be based upon reasonable grounds or may determine that such right is not finally binding.

7.

Modification of documents: We express no view on any provision in any of the Documents requiring written amendments and waivers of any of the provisions of such Documents insofar as it suggests that oral or other modification, amendments or waivers could not be effectively agreed upon or granted by or between the parties or implied by the course of conduct of the parties.

Bermuda  ◾  British Virgin Islands  ◾  Cayman Islands  ◾  Guernsey  ◾  Hong Kong  ◾  Isle of Man  ◾  Jersey  ◾  London  ◾  Mauritius  ◾  Seychelles  ◾  Shanghai  ◾  Zurich

8.	Limitations on liability: The effectiveness of any terms releasing or limiting a party from a liability or duty owed is limited by law.

9.	Jurisdiction: Where a Document provides for the submission to the exclusive or non-exclusive jurisdiction of the Mauritius courts, the court may decline to accept jurisdiction in any matter where:

(i)	it determines that some other jurisdiction is a more appropriate or convenient forum;

(ii)	another court of competent jurisdiction has made a determination in respect of the same matter; or

(iii)	litigation is pending in respect of the same matter in another jurisdiction.

10.

Concurrent proceedings: Proceedings may be stayed in Mauritius if concurrent proceedings in respect of the same matter are or have been commenced in another jurisdiction. Notwithstanding any provision in the Documents that all disputes arising under or in connection with the Documents should be brought before the competent court in the jurisdiction specified in the Documents, the Mauritius courts have discretion to refuse to stay proceedings in Mauritius if it is satisfied that it is just and equitable to do so and may grant leave to serve Mauritius proceedings outside of Mauritius.

11.

Foreign law: Relevant foreign law will not be applied by the Mauritius courts if it is not pleaded and proved, is not a bona fide and lawful choice of law, or it would be contrary to public policy for that law to be applied.

12.	Costs: A Mauritius court may refuse to give effect to any provisions of a Document in respect of costs of litigation brought before the Mauritius court.

13.

Preferences: A transaction by a debtor, including the grant of a charge over any property or undertaking of the debtor, may be set aside by the Supreme Court of Mauritius on the application of the Official Receiver or a liquidator where it is a voidable preference and was made within 2 years immediately before adjudication or commencement of the winding up. A charge may not be set aside where it secures money actually advanced or paid, or the actual price or value of property sold or supplied, or any other valuable consideration given in good faith, by the charge holder to the debtor at the time when, or at any time after, the charge was given. A charge or security may not be set aside where it is a substitute for an existing charge that was given by the debtor more than 2 years before the date of adjudication or the commencement of the winding up, except to the

Bermuda  ◾  British Virgin Islands  ◾  Cayman Islands  ◾  Guernsey  ◾  Hong Kong  ◾  Isle of Man  ◾  Jersey  ◾  London  ◾  Mauritius  ◾  Seychelles  ◾  Shanghai  ◾  Zurich

extent that (a) the amount secured by the substituted charge is greater than the amount that was secured by the existing charge; or (b) the value of the property subject to the substituted charge at the date of substitution was greater than the value of the property subject to the existing charge at that date.

14.

Presumption of insolvency: A transaction by a debtor, including the grant of a charge over any property or undertaking of the debtor, that is made within 6 months immediately before the debtor’s adjudication or the commencement of the winding up is presumed, unless the contrary is proved, to be made at a time when the debtor is unable to pay his due debts.

15.	Good standing: the Company has received a Certificate of Current Standing issued by the Registrar of Companies.

16.

Major transactions: Where the board of directors deems a transaction a major transaction within the meaning of section 130 of the Companies Act, shareholder approval by way of special resolution is required. Section 130 of the Companies Act defines a major transaction as

(a)	the acquisition of, or an agreement to acquire, whether contingent or not, assets the value of which is more than 75 per cent of the value of the company’s assets before the acquisition;

(b)

the disposition of, or an agreement to dispose of, whether contingent or not, assets of the company the value of which is more than 75 per cent of the value of the company’s assets before the disposition; or

(c)

a transaction that has or is likely to have the effect of the company acquiring rights or interests or incurring obligations or liabilities the value of which is more than 75 per cent of the value of the company’s assets before the transaction.

17.

Director Certificates: With respect to this opinion, we have relied upon the statements and representations made to us in the Director Certificates provided to us and issued by a Director of the Company for the purposes of this opinion. We have made no independent verification of the matters referred to in the Director Certificates, and we qualify our opinion to the extent that the statements or representations made in the Director Certificates are not accurate in any respect.

Bermuda  ◾  British Virgin Islands  ◾  Cayman Islands  ◾  Guernsey  ◾  Hong Kong  ◾  Isle of Man  ◾  Jersey  ◾  London  ◾  Mauritius  ◾  Seychelles  ◾  Shanghai  ◾  Zurich